EXHIBIT 99.1

1PM Industries Announces It Has Launched a Marijuana Medical Edible Line under the Brand “Von Baron Farms”

Beverly Hills, California, September 25, 2015 – 1PM Industries (OTC: OPMZ) announced today it has launched Von Baron Farms, a medical marijuana edible line, in California. The initial product is a THC infused pancake and waffle batter in a pressurized can. The Company has been promoting the product at conventions prior to its launch at the end of October 2015. Additionally, the Company has placed the product in a few dispensaries in California as test markets. The Company expects to expand the product line to include 10-15 products over the next 12-24 months.

California: The medical marijuana movement in North America was started in California, which was the first state to establish a medical marijuana program, enacted by Proposition 215 in 1996 and Senate Bill 420 in 2003. Prop. 215, also known as the Compassionate Use Act, was approved by an initiative with a 55% majority vote, allowing people with cancer, AIDS and other chronic illnesses the right to grow and obtain marijuana for medical purposes when recommended by a doctor. SB 420, or the Medical Marijuana Protection Act, was signed into law by Governor Gray Davis and established an identification card system for medical marijuana patients. Marijuana advocates are hopeful that if they can get a legalization measure on the ballot in California in 2016, it will pass and federal reform will follow shortly afterwards.

Market: The consumption of marijuana for medical and recreational use could grow to a $35 billion market by 2020. That’s according to GreenWave Advisors, an industry research firm that tracks retail sales in the four states and the District of Columbia that have already legalized it. Those markets have experienced explosive growth since marijuana was approved, demonstrating the strong opportunity for industry players and state governments eager to gather the tax on sales and replenish their coffers.

The sale of recreational marijuana in Washington began July 8, 2014, and has steadily grown to $31.9 million in June 2015 from $2 million in that first month, or a total of nearly $180 million for the first 12 months, according to an analysis by Marijuana Business Daily of data from the state’s Liquor Control Board. The Washington market is catching up to Colorado in recreational sales, which began in January 2014. Colorado’s legal cannabis market grossed $700 million in 2014, on its way to $1 billion by 2016, according to Washington Post reports. Although California, in 1996, became the first in the nation to legalize pot for medicinal reasons, California has yet to approve it for the overall adult population, or so-called "adult-use." Despite that, it has the largest pot market in the nation, according to a widely referenced report last year by ArcView. California remains the largest state market at $980 million, even without Adult Use regulations. Once Adult Use is adopted -- which is likely by 2017 -- the total California market is projected to increase dramatically.

About 1PM Industries.

1PM Industries is a Colorado corporation. The Company’s business focuses on the sale and distribution of medical marijuana under the brans Von Baron Farms.

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Contacts

1PM Industries, Inc.

(424) 253-9991

info@1pmindustries.com